Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS 5% SALES GROWTH AND 14% ORDER GROWTH FOR FISCAL 2006 SECOND
QUARTER

Cleveland, Ohio — April 26, 2006 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2006 second quarter ended March 31, 2006.

Second Quarter Fiscal 2006 Results

Net sales of $39.7 million for the second quarter of fiscal 2006 increased five percent compared with net sales of $37.7 million in last year’s second quarter. The effect of a stronger U.S. dollar negatively impacted sales growth by approximately three percentage points. Sequentially, sales increased 11 percent from the first quarter of fiscal 2006. The Company reported net income for the second quarter of fiscal 2006 of $2.1 million, or $0.13 per share, including expenses of approximately $0.4 million after-tax, or $0.02 per share, for stock-based compensation. This compared with net income of $3.2 million, or $0.19 per share, during last year’s second quarter. The decrease in earnings was primarily the result of increased investment in new product related activities as part of a ramp-up in product development spending outlined by the Company earlier this year.

Orders of $40.6 million for the second quarter increased 14 percent compared to last year’s orders of $35.7 million. Geographically, orders increased 77 percent in the Americas, decreased 25 percent in Asia, and increased 23 percent in Europe when compared to the prior year. The increase in the Americas and Europe was primarily semiconductor related. During the second quarter of fiscal 2005, the Company received large orders from an Asian wireless customer and a Korean semiconductor manufacturer, which accounted for the decrease in Asian orders in fiscal 2006. Orders from the Company’s semiconductor customers increased approximately 40 percent, orders from wireless communications customers decreased approximately 50 percent, orders from precision electronic component/subassembly manufacturers increased approximately 50 percent, and research and education customer orders increased approximately 10 percent compared to the prior year’s quarter. Sequentially, orders increased 20 percent from the first quarter of fiscal 2006, primarily due to higher semiconductor customer orders. Order backlog increased $0.8 million during the quarter to $17.6 million as of March 31, 2006.

“Order levels for the quarter were the highest in five years, driven largely by our semiconductor customers,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “We are encouraged by semiconductor device companies’ capital spending plans, that according to research firm estimates, call for increased spending through 2008, and our quoting activity has increased.”

“We are beginning to see the benefits of our investments in new product development through customer acceptance of our recently introduced products that serve evolving electronic device measurement requirements that go beyond traditional DC characterization methods,” added Keithley.

Keithley also stated, “Last month we introduced two additions to our Series 2600 System SourceMeter Instruments line. The Models 2611 and 2612 add higher voltage and current pulse capabilities, which broaden the range of devices that can be tested with the high throughput and multi-channel capability of this product family. The measurement speed and functionality of these products lowers the cost of test for a wide range of semiconductor devices, sensors, and other components in both lab and production applications.”

“For semiconductor devices and materials that require high speed pulse characterization, such as silicon on insulator based devices, we recently introduced the first products in our Series 3400 Pulse/Pattern Generator family, the Models 3401 and 3402. The three nanosecond pulse width of these products is ideal for semiconductor device and materials research and characterization, which includes nanotechnology R&D,” commented Keithley.

“These new products are designed to be used with our existing offering, including our Model 4200-Semiconductor Characterization System, other versions of the Series 2600 family, and our digital multimeters, switches, and sources. This combination of new and existing capability increases our ability to serve more applications from materials and device characterization to end product test, for a wider range of customers in both lab and production environments,” added Keithley.

“Additionally, early customer feedback of our recently introduced Model 2910 RF Vector Signal Generator has been positive. The Model 2810 RF Vector Signal Analyzer and Model 3500 Portable RF Power Meter remain on track for availability this summer. Interest in these products comes from RF Integrated Circuit (RFIC) manufacturers as well as handset manufacturers,” stated Keithley.

Six Month Results

For the six months ending March 31, 2006, net sales were $75.5 million, up three percent from $73.3 million last year. The effect of a stronger U.S. dollar negatively impacted sales growth by approximately three percentage points. Net income for the first half of fiscal 2006 was $4.0 million, or $0.24 per share, including expenses of approximately $0.8 million after-tax, or $0.05 per share, for stock-based compensation. This compared with $6.0 million, or $0.36 per share, last year. The decrease in earnings was primarily the result of increased investment in new product related activities.

Orders of $74.4 million for the six months ending March 31, 2006 increased five percent from $70.7 million last year. Geographically, orders increased 27 percent in the Americas, decreased 21 percent in Asia, and increased 21 percent in Europe. For the first half of fiscal 2006, semiconductor orders comprised approximately one-third of the total, wireless communications orders were approximately 15 percent of the total, precision electronic components and subassembly manufacturers orders were approximately 30 percent of the total, and research and education orders were approximately 20 percent of the total.

The Company generated $2.5 million in cash from operations during the second quarter and $2.6 million during the first half of fiscal 2006. Cash and short-term investments totaled $54.8 million at March 31, 2006, and total debt was $0.3 million. Inventory of $14.4 million increased $0.2 million from year ago levels, however turns improved to 4.4 at March 31, 2006, versus 4.1 a year ago. Days sales outstanding were 47 at March 31, 2006, compared to 45 a year ago.

The effective tax rate for the second quarter of fiscal 2006 was 30.3 percent as compared to the first quarter of fiscal 2006 of 26.5 percent. The increase was a result of the expiration of the tax law regarding research and development credits.

Stock Buyback Program

During the first half of fiscal 2006, the Company did not repurchase any shares. Under the terms of the program the Company may repurchase up to 2,000,000 Common Shares through December 2006.

Operations Outlook

“We experienced strong orders from our semiconductor customers during the second quarter reflecting the continuing upturn in the industry,” stated Keithley. “Our ability to grow revenue continues to be contingent upon our customers’ spending patterns, new applications that we can serve, and upon our ability to gain market share. Toward that end, we continued to increase our investment in new product development in the second quarter of fiscal 2006 to $6.0 million, an increase of 44 percent over last year’s second quarter. We expect new product development costs to increase somewhat during the third quarter of fiscal 2006 from the second quarter as we continue to build a stronger, broader and more complete product offering for our customers,” added Keithley.

Based upon current expectations, the Company is estimating sales for the third quarter of fiscal 2006, which will end June 30, 2006, to range between $37 and $41 million. Pretax earnings are expected to be in the single digits as a percentage of net sales.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release, which relate to orders, sales, earnings, and product development spending that are not historical statements are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Wednesday, April 26, 2006, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device and wafer characterization, and the production of end products such as electronic assemblies or portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,
	2006		2005		2006		2005
NET SALES	$39,679	100.0%	$37,663	100.0%	$75,469	100.0%	$73,306	100.0%
Cost of goods sold	15,464	39.0	14,581	38.7	29,051	38.5	28,781	39.3
Selling, general and
administrative expenses	15,706	39.6	14,578	38.7	30,709	40.7	28,164	38.4
Product development expenses	5,971	15.0	4,159	11.1	10,986	14.5	8,249	11.2

Operating income	2,538	6.4	4,345	11.5	4,723	6.3	8,112	11.1
Investment income	472	1.2	340	1.0	912	1.2	631	0.9
Interest expense	(2)	(0.0)	(26)	(0.1)	(6)	(0.0)	(39)	(0.1)

Income before income taxes	3,008	7.6	4,659	12.4	5,629	7.5	8,704	11.9
Income tax expense	910	2.3	1,444	3.9	1,605	2.2	2,698	3.7

NET INCOME	$2,098	5.3%	$3,215	8.5%	$4,024	5.3%	$6,006	8.2%

Basic income per share	$0.13		$0.20		$0.24		$0.37

Diluted income per share	$0.13		$0.19		$0.24		$0.36

Cash dividends per Common share	$.0375		$.0375		$.075		$.075

Cash dividends per Class B
Common Share	$.030		$.030		$.060		$.060

Weighted average number of
shares outstanding (000) - Diluted	16,688		16,627		16,678		16,627

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	March 31, 2006	September 30, 2005
ASSETS

Current assets:
Cash and cash equivalents	$9,029	$14,397
Short-term investments	45,755	40,869
Refundable income taxes	122	387
Accounts receivable and other, net of allowances	23,768	19,452
Inventory	14,430	13,151
Other current assets	5,748	5,829

Total current assets	98,852	94,085
Property, plant and equipment, net	14,214	13,798
Other assets	33,005	34,481

Total assets	$146,071	$142,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$255	$—
Accounts payable	8,524	7,540
Other current liabilities	12,476	14,608

Total current liabilities	21,255	22,148
Long-term debt	—	—
Other long-term liabilities	8,636	8,240
Shareholders’ equity	116,180	111,976

Total liabilities and shareholders’ equity	$146,071	$142,364